Exhibit 99.1
Xplore Announces Management Hires to Support Rugged Mobility Strategy
Experienced leadership team in place to drive company expansion

AUSTIN, Texas—May 15, 2018— Xplore Technologies Corp. (NASDAQ: XPLR) today announced a series of management changes and new hires to support its growing rugged mobility business:
•	John Graff, formerly VP of Marketing at Xplore has been named Chief Revenue Officer, responsible for global sales and marketing.
•	Tim Dehne has been hired as Chief Operating Officer, responsible for engineering, operations and strategic business initiatives.
•	Patrick McClain has been hired as Chief Financial Officer, responsible for the company’s financial reporting and planning, as well as IT.

Graff, Dehne and McClain will all report to Tom Wilkinson, Chief Executive Officer at Xplore.
“I am very excited to have this caliber of senior management team at Xplore to drive continued growth and expansion of our rugged mobility business,” noted Tom Wilkinson, CEO at Xplore. “John, Tim and Pat all bring significant B2B technology experience including at well-known growth companies and startups. Combined with our existing management and our global employee base, I am confident we have the leadership in place to deliver on our expanded line of innovative rugged mobility solutions that make our customers more productive and efficient.”

John Graff joined Xplore in February 2017 as VP of Marketing. Since joining Xplore Graff has driven efforts to expand the company’s product portfolio, revamp the company’s partner program, and increase brand awareness. Prior to joining Xplore Graff worked 29 years at National Instruments in a variety of sales and marketing management roles.  During his tenure at NI, the company delivered consistent growth and profitability as it grew from $13M in revenue to over $1B.

Tim Dehne brings over 30 years of technology business experience in a variety of engineering, marketing, and business leadership roles. He currently sits on the Board of Directors of two companies, including Cirrus Logic.  Most recently, he was VP of Engineering for a technology startup.  Prior to that, Dehne served in a number of Engineering and Marketing leadership roles at National Instruments and Luminex.  Dehne also brings significant experience with acquisitions, and technology partnerships.
Pat McClain has more than 30 years of senior management and CFO experience at a variety of global companies, both public and private.  Most recently, McClain served as EVP, CFO and Treasurer at Falconstar Software, a NY based public company where he played a key role in the company turnaround to deliver cash and EBITDA-positive results within six months of joining the company.  Previously, McClain served as CFO at Aurea Software and Rules-Based Medicine, both recognized for growth. McClain also brings extensive experience in acquisitions, mergers and spin-outs.

About Xplore Technologies
As a leading supplier and authority in rugged mobility, Xplore provides the technology, solutions and specialized vertical expertise customers need to maximize resources, minimize costs, and drive business productivity through mobility. Not only does Xplore offer a broad portfolio of genuinely rugged mobile computers – and a complete accessory ecosystem – but the company’s award-winning tablets and 2-in-1 laptops are among the fastest and longest lasting in their class, built to withstand nearly any hazardous condition or environmental extreme for years without fail. The enterprise-grade power, security flexibility, and versatility of Xplore’s rugged mobile computers make it easy for industrial, enterprise, government, and field service organizations to scale mobile workflows and boost mobile worker efficiency while working in the office, vehicle, and field. Visit www.xploretech.com to learn how Xplore can help you mobilize workers to the right place, at the right time and with the right technology tools. Follow us on Twitter, Facebook, LinkedIn, and YouTube.

Forward-Looking-Statements
This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking-statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.

###

Xplore Contact Information:
Debbie Russo, Director of Marketing
Email: outboundmarketing@xploretech.com

Matt Kreps, Darrow Associates Investor Relations
Phone: (214) 597-8200
Email: mkreps@darrowir.com